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SEC 2069
(11-01)        Potential persons who are to respond to the collections of
Previous       information contained in this form are not required to respond
versions       unless the form displays a currently valid OMB control number.
obsolete
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                    United States                          OMB APPROVAL
         SECURITIES AND EXCHANGE COMMISSION           OMB Number: 3235-0167
               Washington, D.C. 20549                 Expires: October 31, 2004
                                                      Estimated average burden
                       Form 15                        hours per response....1.50


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number 00028230
                                                                        --------


                      Planet Hollywood International, Inc.
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             (Exact name of registrant as specified in its charter)


                    8663 Commodity Circle, Orlando, FL 32819
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               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                      Class A Common Stock $0.01 par value
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            (Title of each class of securities covered by this Form)


                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [X]                 Rule 12h-3(b)(1)(i)      [X]
Rule 12g-4(a)(1)(ii)     [ ]                 Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(2)(i)      [ ]                 Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(ii)     [ ]                 Rule 12h-3(b)(2)(ii)     [ ]
                                             Rule 15d-6               [ ]

Approximate number of holders of record as of the certification or notice date:
240
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Pursuant to the requirements of the Securities Exchange Act of 1934, Planet
Hollywood International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: As of March 31, 2003                By:  /s/  Thomas Avallone
     ---------------------------             --------------------------------
                                                   Thomas Avallone,
                                                Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.